EXhibit 10.9

Appendix B

Standard Restricted Stock Award Forms Package

Cariloha, Inc.

2022 Incentive Award Plan

Notice of Grant

Restricted Stock Award

This is to notify you that you have been granted an award (the “Award”) of restricted stock under the Cariloha, Inc. 2022 Incentive Award Plan (the “Plan”), subject to the terms and conditions set forth below and in the attached Restricted Stock Award Agreement (the “Award Agreement”) and the Plan; provided that the Award is conditioned on your acknowledgment of receipt and acceptance in accordance with Section 18 of the Award Agreement within two weeks after receiving this Restricted Stock Award Notice of Grant (the “Grant Notice”).

Capitalized terms used in this Grant Notice and the Award Agreement, unless otherwise defined, shall have the meanings set forth in the Plan.

Summary of Award Terms

Name of grantee: [name] (the “Grantee”)

Date of grant: [grant date] (the “Grant Date”)

Total number of shares of Company Common Stock covered by the Award: [number] (the “Shares”)

Purchase price per share: [price]

Restricted period: The Shares shall be subject to the restrictions set forth in Section 4 of the Award Agreement until such time as they become vested in accordance with the following schedule: [description of vesting schedule]

See the Award Agreement for additional terms governing the Award, including provisions regarding vesting, forfeiture, and transfer restrictions, among others.

Attachments: Restricted Stock Award Agreement, 2022 Incentive Award Plan

Attachment 1

Standard Restricted Stock Award Forms Package

Cariloha, Inc.

2022 Incentive Award Plan

Restricted Stock Award Agreement

Pursuant to this Restricted Stock Award Agreement (this “Award Agreement”), and subject to the terms and conditions herein and in the 2022 Incentive Award Plan (the “Plan”), which Plan is incorporated by reference into this Award Agreement, Cariloha, Inc. (the “Company,” which term shall include Subsidiaries thereof unless the context indicates otherwise) grants to the Grantee identified in the Restricted Stock Award Notice of Grant (the “Grant Notice”) attached hereto (which Grant Notice forms part of this Award Agreement), a restricted stock award (the “Award”) under the Plan, conditioned on the Grantee’s acknowledgment of receipt and acceptance in accordance with Section 18 hereof no later than two weeks after receiving the Grant Notice. Grantee’s failure to timely execute the acknowledgement of receipt and acceptance shall render the Award and this Award Agreement null and void and of no force and effect.

1.	Grant of Restricted Stock. Subject to the terms and conditions of this Award Agreement and the Plan, including but not limited to the restrictions under Section 4, the Company grants to the Grantee the number of shares of Common Stock (the “Shares”) set forth in the Grant Notice, subject to the terms of this Award Agreement and the Plan.

2.	Certain Definitions: For purposes of this Award Agreement:

(a)	The term “Cause” is to be construed the same as such similar term is defined in any employment agreement, offer letter, or service provider agreement between a Participant and the Company as may be in force from time to time, and in the absence of such agreement or letter, shall mean, as determined by the Company, the Participant’s (i) failure to reasonably perform the Participant’s duties to the Company or to follow the lawful instructions of his or her superiors in a manner that could reasonably be expected to result in harm to the Company, other than as a result of incapacity due to physical or mental illness or injury; (ii) willful violation of the Company’s written policies that could reasonably be expected to result in harm to the Company; (iii) engaging in conduct that is, or could reasonably expected to be, materially damaging to the Company; (iv) willful misconduct or gross negligence that could reasonably be expected to result in harm to the Company; (v) act of fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company; (vi) conviction of, or plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty; or (vii) willful breach of a fiduciary duty owed to the Company.

(b)	References to the “Committee” shall have the meaning provided under the Plan.

(c)	The Grantee shall be considered to have a separation from Service pursuant to Section X.B of the Plan, and the term “Separation Date” means the day on which the Grantee’s separation from Service occurs.

3.	Vesting. The Award is subject to the vesting terms, if any, set forth in the Grant Notice, except as may otherwise be provided in this Award Agreement, in the Plan, or in another agreement with the Grantee that expressly supersedes the provisions of the Award Agreement or the Plan. Vesting amounts expressed as a percentage of Shares shall be rounded up to the nearest whole share for each vesting date other than the final vesting date, with the total residual number of unvested Shares being eligible to vest upon the final vesting date.

4.	Restriction on Shares. If the Grantee has a separation from Service prior to the end of the restricted period for any reason, the Grantee shall forfeit, and shall have no further rights or interest with respect to, any of the Shares granted hereby that remain unvested, with automatic and immediate effect (after giving effect to any applicable vesting acceleration provision) as of the Separation Date.

5.	Forfeiture; Recoupment. The Grantee shall forfeit and cease to have any right or interest in any unvested or vested (but undelivered) portion of the Award: (i) immediately as of the time the Grantee receives notice of a termination of Grantee’s Service for Cause, (ii) upon the Grantee’s breach, as determined by the Committee, of any restrictive covenant obligation owed to the Company, or (iii) upon the Committee’s determination that any conduct of the Grantee constitutes grounds for forfeiture under the Plan. In addition to the forfeiture provision set forth herein, the Award shall be subject to the recoupment provision of Article XXIV of the Plan.

6.	Change in Control.

(a)	In the event of a Change in Control, the Award shall be subject to the provisions of Section X.A of the Plan and this Section 6.

(b)	In the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Award (or in which the Company is the ultimate parent corporation and continues the Award), if Grantee’s Service with such successor company (or the Company) or a subsidiary thereof is terminated [OPTION 1 – for any reason, the Grantee shall forfeit any unvested Award] [OR OPTION 2 – by the successor or the Company (or subsidiary as the case may be) without Cause within ________ months following such Change in Control, notwithstanding Section 4, the restrictions, limitations, and other conditions applicable to ___% of any unvested Award shall lapse, and such Award shall become free of all restrictions, limitations, and conditions and become fully vested and transferable to the full extent of the original grant.]

7.	Transfer of Shares.

(a)	The transfer of Shares pursuant to this Award shall be effectuated by an appropriate entry on the books of the Company, the issuance of certificates representing such shares (bearing such legends as the Committee deems necessary or desirable), and/or other appropriate means as determined by the Committee.

(b)	Notwithstanding anything herein to the contrary, no transfer of shares of Common Stock shall become effective nor share certificates issued until the Company determines that such transfer, issuance, and delivery is in compliance with all applicable, laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock may be traded.

(c)	The Committee may, as a condition to the issuance of Shares, require the Grantee to make covenants and representations and/or enter into agreements with the Company to reflect the Grantee’s rights and obligations as a stockholder of the Company and any limitations and restrictions on such Shares.

8.	Section 83(b) Election. The Grantee is hereby advised to consult with the Grantee’s own personal tax, financial, and/or legal advisors regarding the tax consequences of this Award. The Grantee understands that the Grantee may elect to file an election under Section 83(b) of the Code (an “Section 83(b) Election”) with the Internal Revenue Service and the Company within thirty (30) days after the Grant Date. The Grantee must notify the Company upon the Grantee filing a Section 83(b) election. The Company does not make any recommendation with respect to the decision to make a Section 83(b) Election. It is solely the responsibility of the Grantee, and not the Company, to decide whether to make a Section 83(b) Election in connection with this Award Agreement and, if so, to do so in a timely manner.

9.	Withholding. The Committee shall have the right to require the Grantee to remit to the Company in cash an amount sufficient to satisfy any federal, state, and local withholding tax requirements attributable to the Award. Alternatively, the Company shall have the right to require the Grantee to surrender to the Company, for no consideration, the portion of any Shares that become vested whose aggregate Fair Market Value is sufficient to satisfy such federal, state, and local withholding tax requirements; provided that the Company shall remit to the Grantee a cash payment equal to any excess in the value of the surrendered Shares over the aggregate applicable withholding amount.

10.	Rights of the Grantee. The Shares shall be registered in the Grantee’s name as of the Grant Date until such time as the Shares are delivered to the Grantee or forfeited to the Company in accordance with the terms hereof. During such time, the Grantee has all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive dividends paid on the Shares; provided that any additional shares of Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the Shares. The Company may, upon request, issue the Grantee a certificate representing unvested Shares. The administrative costs and risk of loss of such certificated shares are the sole responsibility of the Grantee. In addition to any legend required by applicable law, any certificates issued representing Shares shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE 2022 INCENTIVE AWARD PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT RELATING TO THE SHARES ENTERED INTO BETWEEN THE REGISTERED OWNER AND CARILOHA, INC. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF CARILOHA, INC.

11.	No Assignment or Transfer. The Award granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No transfer by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgements made by the Grantee in connection with the grant.

12.  Grantee Representations. By accepting the Award, the Grantee represents and acknowledges the following:

(a)	The Grantee has received a copy of the Plan and the prospectus, has reviewed the Plan, the prospectus and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent counsel prior to accepting the Award.

(b)	The Grantee has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting the Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Award, including the grant, vesting, settlement, or conversion of the Award.

(c)	The Grantee consents to receive the Award-related documents, the Plan, the prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(d)	The Grantee understands that neither the grant of this discretionary Award nor the Grantee’s participation in the Plan confers any right to continue in the Service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(e)	The Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.

(f)	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.	Adjustments. If there is a change in the outstanding shares of Common Stock due to a stock dividend, split, or consolidation, or a recapitalization, corporate change, corporate transaction, or other similar event relating to the Company, the Committee may adjust the type or number of shares of Common Stock subject to any outstanding portion of the Award in accordance with Section IX of the Plan.

14.	Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Award Agreement and the Plan, the terms of the Plan shall prevail.

15.	Section 409A. It is intended that this Award Agreement is exempt from Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), and this Award Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. To the extent that any provision of this Award Agreement would fail to comply with applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Grantee’s consent, make such modifications to this Award Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for the Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy the provisions of Section 409A.

16.	Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the heirs of the Grantee or distributes of the Grantee’s estate and any successor to the Company.

17.	Governing Law; Severability.

(a)	Governing Law. This Award Agreement shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

(b)	Severability. Any determination by a court of competent jurisdiction or relevant governmental authority that any provision or part of a provision in this Award Agreement is unlawful or invalid shall not serve to invalidate any portion of this Award Agreement not found to be unlawful or invalid, and any provision or part of a provision found to be unlawful or invalid shall be construed in a manner that will give effect to the terms of such provision or part of a provision to the fullest extent possible while remaining lawful and valid.

18.	Acknowledgment of Receipt and Acceptance. By signing below (or execution by other means approved by the Committee, including by electronic signature), the undersigned acknowledges receipt and acceptance of the Award, agrees to the representations made in Section 12, and indicates his or her intention to be bound by this Award Agreement and the terms of the Plan.

Grantee’s acknowledgment of receipt and acceptance:

[Grantee name]

Date

Company representative

By:
Its:

Attachment 2

Standard Restricted Stock Award Forms Package

Cariloha, Inc.

2022 Incentive Award Plan